                                                                    EXHIBIT 21.1


                   SUBSIDIARIES OF SYNAGRO TECHNOLOGIES, INC.

         The following is a list of all of the subsidiaries of the Company at December 31, 1996. Each of the subsidiaries is wholly-owned by the Company.


       Corporate Name of Subsidiary           State of Incorporation
-----------------------------------------   --------------------------

CDR Environmental, Inc.                               Texas

Compost Technologies International, Inc.             Arkansas

Organi-Gro, Inc.                                     Arkansas

Pima Gro Systems, Inc.                               Arizona

ST Interco, Inc.                                     Delaware